Exhibit 10.47

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”), dated as of December 20, 2004, is made and entered into by MICRO THERAPEUTICS, INC., a Delaware corporation (“Company”) and HAROLD HURWITZ (“Hurwitz”).

WHEREAS, Hurwitz has been employed by the Company since December 1997 and has served as its Chief Financial Officer since that date, the first eighteen months of which were pursuant to the terms of an employment agreement dated December 1, 1997 (“Employment Agreement”);

WHEREAS, the parties now wish to terminate Hurwitz’s regular full-time employment. In order to assure an orderly transition, the Company is willing to provide Hurwitz with additional severance pay and benefits beyond what he is entitled to under his employment in consideration for his being reasonably available for a fifteen month period to provide consulting services as the Company may request;

WHEREAS, the parties also wish to assure continued protection for the Company’s highly valuable trade secrets and proprietary data, as well as its advantageous relationships with customers, prospects, vendors, and partners, all of which were entrusted to Hurwitz during his service to the Company and would be jeopardized if Hurwitz rendered services to certain competitors during the consulting period; and

WHEREAS, the parties also desire to mutually release all claims, known or unknown, that they may have against each other.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Voluntary Resignation. Hurwitz hereby relinquishes his current title of Chief Financial Officer as well as any other positions, titles, or directorships he may hold with the Company or any of its affiliated companies effective immediately and resigns voluntarily from his employment with the Company effective December 31, 2004.

2. Bonus Compensation. Hurwitz shall be eligible to receive cash compensation pursuant to the Company’s Senior Management Bonus Program for 2004, but not for any period thereafter. Hurwitz acknowledges that he has not earned and is not entitled to any other agreement or understanding for incentive cash or stock compensation.

3. Accrued Salary, Vacation, and Expenses. On or before December 31, 2004, the Company shall pay Hurwitz all unpaid salary and unused accrued vacation due through December 31, 2004. The Company shall reimburse Hurwitz for all reasonable and necessary business expenses he has incurred through December 31, 2004 in accordance with Company policy provided Hurwitz promptly submits acceptable documentation.

4. Return of Company Property. Hurwitz shall return all property of the Company in his possession or control by December 31, 2004, including but not limited to any keys, computer or other office equipment, and the originals and copies of all paper or electronic files, records, or other documents.

5. Consulting Agreement. Effective January 1, 2005 and continuing until March 31, 2006, or until terminated earlier in accordance with this Agreement (“Consulting Period”), Hurwitz shall make himself reasonably available to provide advice and consultation within his areas of expertise as requested from time to time by the Board of Directors of the Company or other designated members of management, subject to the following conditions:

(a) Other Commitments. The Company acknowledges that Hurwitz may seek and accept employment and other opportunities elsewhere during the Consulting Period subject to the limitations set forth in this Agreement, and the Company will make every reasonable effort to accommodate Hurwitz’s other commitments in requesting consulting services under this Agreement.

(b) No Authority. During the Consulting Period, Hurwitz shall have no authority to act on behalf of the Company or to enter into any agreement or obligation without the express prior authorization of the Board of Directors.

(c) No Offset for Other Income. The compensation provided under this Agreement during the Consulting Period shall not be offset by any income Hurwitz earns from any other source; provided, however, the Company shall cease paying the COBRA premiums provided for under Section 6(b) at such time as Hurwitz has health coverage from his new employer.

(d) Trade Secrets and Unfair Competition. Hurwitz acknowledges that he has been entrusted with access to the Company’s most valuable trade secrets and proprietary data, including but not limited to detailed knowledge concerning the Company’s current and planned products and services, clinical trials, know-how, design and manufacturing techniques, research and development, business plans, marketing and sales programs, financial records, prices and costs, personnel files, potential mergers and acquisitions, and the identities, needs, and preferences of the Company’s customers, prospects, vendors, and partners.

(e) Termination of Consulting Period. The Company may terminate the Consulting Period at any time and discontinue all pay and benefits in the event that Hurwitz commits a material breach of his obligations under this Agreement or engages in gross misconduct.

6. Consulting Compensation. In consideration for Hurwitz being available to consult during the Consulting Period, the Company shall provide Hurwitz the following pay and benefits:

(a) Salary. The Company shall continue to pay Hurwitz an amount equal to $15,934.17 per month until September 30, 2005 and thereafter for the next six months shall pay him $1,000 per month, payable in the manner the Company pays all consultants.

(b) Health Coverage. The Company shall pay the premiums to continue Hurwitz’s current coverage under the Company’s group health plans during the Consulting Period, provided Hurwitz makes a timely election to continue such coverage beyond December 31, 2004, pursuant to COBRA.

(c) Stock Options. Pursuant to the terms of the stock option agreement(s) between Hurwitz and the Company, the Company shall permit the continued vesting of the 198,125 incentive and nonqualified stock options granted to Hurwitz over the seven year period since he commenced employment with the Company, such that they and all other options granted to Hurwitz

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shall become exercisable in accordance with the terms of the Company’s stock option plan(s) and the applicable stock option agreement(s) during the Consulting Period; provided, however that notwithstanding the foregoing, the 30,208 unvested stock options, which are part of the 50,000 stock options originally granted to Hurwitz on May 5, 2003, shall vest in fifteen equal monthly installments commencing January 1, 2005 until such options are fully vested on the last day of the Consulting Period. The Company hereby acknowledges that Hurwitz’s services to the Company under this Agreement during the Consulting Period, shall constitute “continuous service” for purposes of the Company’s stock option plans and Hurwitz’s stock option agreements.

7. Mutual Release of All Claims. Hurwitz and the Company agree that this Agreement constitutes a full and final settlement of any and all claims they may have against each other. Concurrently with the execution of this Agreement, the parties shall also execute the Mutual Release attached as Exhibit A in accordance with its terms, and this Agreement shall not take effect and be enforceable against either party until the period in which the Mutual Release may be revoked by Hurwtiz has expired in accordance with terms of the Mutual Release.

8. Confidentiality. Hurwitz acknowledges and agrees that he remains subject to all obligations imposed by the Employee Confidential Information Agreement he signed in connection with his employment and all other policies and agreements concerning the confidentiality of the Company’s trade secrets and proprietary data, and ownership of patents, copyrights, trademarks, inventions, and discoveries. Hurwitz acknowledges that these obligations shall survive the Consulting Period and are not impaired or limited by the terms of this Agreement.

9. No Solicitation. For the longer of the Consulting Period or December 31, 2005, Hurwitz shall not directly or indirectly solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to terminate their employment or cease rendering services to the Company.

10. Non-Disparagement. Hurwitz shall refrain from making any false or disparaging remarks about the Company and its personnel, products, and services. The Company will direct management of the Company to refrain from making any false or disparaging remarks about Hurwitz or his character, abilities, and work performance.

11. Non-Admission. Neither Hurwitz nor the Company admits any wrongdoing or liability. If this Agreement is not executed or does not become effective for any reason, it shall be null and void.

12. Amendment. This Agreement can be modified or amended only in a subsequent written document signed by both Hurwitz and the Company. A waiver of any breach of this Agreement shall not constitute a waiver of any future breach.

13. Withholding. All payments to Hurwitz under this Agreement shall be subject to appropriate withholding and payroll deductions as required by applicable law or Company policy; provided, however, all payments hereunder are for consulting as an independent contractor and Hurwitz is responsible to withhold, deposit and pay all income and payroll taxes applicable to him.

14. Severability. If any provision of this Agreement is found to be invalid, all other provisions shall remain in effect.

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15. Arbitration and Equitable Relief. Any dispute arising out of or relating to this Agreement shall be settled by final and binding arbitration to be held in Orange County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions and all other forms of relief available in a court of law. Payment of the fees and expenses of the Arbitrator(s) shall be allocated as provided by applicable law. The parties shall be entitled to reasonable discovery. The decision of the arbitrator shall be final and binding on the parties, except to the extent that review in court is allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Hurwitz and the Company understand that they are voluntarily waiving the right to trial by jury.

16. Successors. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, to assume the Company’s obligations under this Agreement.

17. Entire Agreement. This Agreement and the documents it preserves or incorporates shall constitute the entire agreement between the parties, and supersede all other agreements, whether oral, written, or implied, regarding the subject matter hereof, including without limitations the Employment Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, and the signature pages may be transmitted by facsimile, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

19. Voluntary Agreement. Hurwitz has entered into this Agreement freely and voluntarily, after having been advised to seek advice of legal counsel and having had adequate opportunity to do so.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

/s/ Harold Hurwitz
Harold Hurwitz

MICRO THERAPEUTICS, INC., a Delaware corporation

By:	Thomas Wilder
Name:	Thomas Wilder
Title:	Chief Executive Officer

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EXHIBIT A

MUTUAL RELEASE

This Mutual Release (“Release”) is made and entered into by HAROLD HURWITZ (“Hurwitz”) and MICRO THERAPEUTICS, INC., a Delaware corporation (“Company”).

In consideration of the promises set forth in the Separation and Consulting Agreement, dated December 20, 2004, between Hurwitz and the Company (“Separation and Consulting Agreement”) and for other valuable consideration, Hurwitz and the Company agree as follows:

1. Mutual Release and Waiver of Claims.

(a) Except as provided in Section 1(b), Hurwitz, for himself and on behalf of his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns (collectively referred to in this Release as “Hurwitz”), hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that Hurwitz may have against the Company, its subsidiaries and affiliates, and their employees, officers, directors, shareholders, insurers, representatives, agents, successors, and assigns, including but not limited to claims relating to his hiring, compensation, benefits, assignments, or termination, or arising under any state or federal equal employment law such as Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (as further described in Section 2 below); the Older Workers Benefit Protection Act, the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended; the California Fair Employment and Housing Act; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes claims for wrongful discharge; fraud or fraudulent inducement; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation under any statute, rule, regulation or under the common law.

(b) Notwithstanding the foregoing, Hurwitz does not release, discharge or waive: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Hurwitz participates, (ii) any conversion or COBRA rights under a Company-sponsored group term life insurance plan in which Hurwitz participates, (iii) Hurwitz’s right to indemnification from the Company to the fullest extent permitted under Delaware General Corporation Law, (iv) Hurwitz’s right to enforce the terms of the Separation and Consulting Agreement and this Release; and (v) any future rights Hurwitz may have as a stockholder.

(c) The Company, for itself and its subsidiaries and affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively referred to in this Release as “Company”) hereby unconditionally and forever releases, discharges, and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, known or unknown, that the Company may have against Hurwitz or his spouse, dependents, heirs, executors, administrators, legal representatives, successors, and assigns, including but not limited to claims relating to Hurwitz’s employment with the Company or arising under state or federal law.

Exhibit A-1

2. Release and Waiver of Claims Under ADEA.

Hurwitz acknowledges that before signing this Release, the Company advised him to consult with an attorney of his choosing with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), as well as under all other federal, state and local laws within the scope of Section 1 above. Hurwitz understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits, and benefit plans. Hurwitz wishes to waive any and all claims under the ADEA, as well as under all other federal, state and local laws within the scope of Section 1 above, that he may have against the Company as of the effective date of this Release and hereby waives such claims. Without detracting in any respect from any other provision of this Release:

(a) Hurwitz agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company, including but not limited to, all rights or claims arising under ADEA, that he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence or impairment of any medication, drug or chemical of any type in entering into this Release.

(b) Hurwitz understands that, by entering into this Release, he does not waive any rights or claims under the ADEA that may arise after the date of the execution of this Release.

(c) Hurwitz acknowledges that he was allowed a period of at least twenty-one (21) calendar days in which to review and decide whether to sign the Separation and Consulting Agreement and this Release.

(d) Hurwitz shall have a period of seven (7) calendar days after he has signed this Release in which to revoke his acceptance by notifying the Company in writing and returning any consideration he may have received under this Release. This Release and the Separation and Consulting Agreement will not become effective until that seven day period has lapsed without such revocation by Hurwitz.

(e) In the event of Hurwitz’s revocation of this Release and the Separation and Consulting Agreement pursuant to subparagraph (d) above, this Release and the Separation and Consulting Agreement will be null and void and of no effect, and the Company will have no obligations under this Release or the Separation and Consulting Agreement.

3. Civil Code Section 1542.

The parties understand that they are waiving all claims encompassed by this Release, known or unknown. Hurwitz and the Company hereby waive the protection of any law that would otherwise limit their ability to waive unknown claims, such as California Civil Code section 1542 which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Exhibit A-2

4. Proceedings.

Hurwitz and the Company represents that he or it, respectively, has not filed any charges, claims, or proceedings of any kind against the other any court or state or local, state or federal agency. To the fullest extent allowed by law, Hurwitz and the Company agree not to participate in any such proceeding and waives any right to recover against the other in any such proceeding instituted by any other person.

5. Severability Clause.

In the event any provision or part of this Release is found to be invalid or unenforceable, all other provisions shall remain in effect.

6. Non-Admissions.

The parties expressly deny any and all liability or wrongdoing and agree that nothing in this Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

7. Amendment.

This Release can be amended or modified only in a subsequent written document signed by Hurwitz and the Company. A waiver of any breach shall not constitute a waiver of any future breach.

8. Controlling Law.

This Release shall be governed by the laws of the State of California, without regard to conflicts of law principles.

9. Counterparts.

This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

10. Entire Agreement.

This Release, the Separation and Consulting Agreement, and the agreements it incorporates shall constitute the complete agreement of the parties concerning the subject matter, and shall supersede all other agreements or understandings whether oral, written, or implied.

Exhibit A-3

IN WITNESS WHEREOF, Hurwitz and the Company have executed this Release this 20th day of December, 2004.

HURWITZ ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, THAT HE HAS HAD AT LEAST 21 CALENDAR DAYS TO CONSIDER THIS RELEASE, THAT THIS RELEASE MAY BE REVOKED WITHIN 7 CALENDAR DAYS AFTER ITS EXECUTION, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

/s/ Harold Hurwitz
Harold Hurwitz

MICRO THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Thomas Wilder
Name:	Thomas Wilder
Title:	Chief Executive Officer

Exhibit A-4